Barnes & Noble Education Reports Full-Year Fiscal 2026 Financial Results
Results Consistent with Preliminary Ranges
$16.9 million of Net Income and $76.5 million of Adjusted EBITDA Reported for Fiscal 2026
BNC First Day Program Revenue Increases 28% to $760.1 million
Total Net Debt Decreases 33% Year-Over-Year to $62.6 million
Company Reiterates Fiscal 2027 Outlook of $85 million to $92 million of Adjusted EBITDA

Florham Park, NJ, July 9, 2026 - Barnes & Noble Education, Inc. (NYSE: BNED), (“Barnes & Noble Education,” “BNED,” “the Company,” “we,” “us,” “our”), a leading solutions provider for the education industry, today announced its financial results for the fiscal year ended May 2, 2026.
FY2026 Financial Results
Full-year revenue in fiscal 2026 was $1.715 billion, an increase of $104.6 million, or 6.5%, over the prior year. Fiscal 2026 comprised 52 weeks compared with 53 weeks in fiscal 2025, which modestly understates growth on a comparable-period basis. Comparable store sales increased by $71.3 million, or 4.4%, year-over-year. In addition, total gross margin dollars increased by $28.4 million, or 8.4% year-over year, with the Company’s gross margin percentage increasing to 21.4% from 21.0% in the prior fiscal year.
Revenues from BNC First Day® programs increased by $166.3 million, or 28.0%, year-over-year, to $760.1 million, as First Day® Complete continues to see strong growth in institutional adoption. A total of 232 campus stores utilized First Day Complete in the spring 2026 academic term with a total enrollment of approximately 1,249,301* undergraduate and graduate students, up 31% from 957,000 in the prior year.
Full-year fiscal 2026 net income was $16.9 million compared to a net loss of $(65.8) million in the prior year. The fiscal 2025 net loss includes a $55.2 million non-cash charge related to the extinguishment of debt.
Adjusted EBITDA for fiscal 2026 was $76.5 million, an increase of $17.1 million, from $59.4 million in the prior fiscal year, representing an increase of 28.8%.
Total debt at year-end was $71.0 million compared to $103.1 million at the end of fiscal 2025. After subtracting $8.4 million of cash on hand, total net debt was $62.6 million, representing a $31.4 million, or approximately 33% year-over-year decrease. The Company’s net working capital position remained strong with $200.9 million of positive working capital at year-end, representing a 7.9% increase year-over-year.
The Company also recently introduced an inaugural quarterly dividend of $0.08 per share which will be payable on July 30, 2026 to shareholders of record on July 16, 2026.

* Total undergraduate and graduate student enrollment as reported by National Center for Education Statistics (NCES) as of January 2, 2026.

The tables below reflect the reconciliation of Adjusted EBITDA to the most comparable GAAP financial metric, Net income for fiscal 2026 and the related prior period:

	52 weeks ended	53 weeks ended
($ in thousands)	May 2, 2026	May 3, 2025
Net income (loss)	$16,872	$(65,825)
Add:
Depreciation and amortization expense	32,754	37,939
Impairment expense	12,584	1,713
Interest expense, net	15,866	22,260
Income tax expense	3,800	4,256
Loss on extinguishment of debt	—	55,233
Other (income) expense, net	(11,577)	(1,572)
Stock-based compensation expense	6,214	5,386
Adjusted EBITDA (Non-GAAP)	$76,513	$59,390

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Management Commentary
“Fiscal 2026 marked another year of meaningful progress for Barnes & Noble Education,” said Jonathan Shar, Chief Executive Officer. “We achieved solid revenue growth, significantly increased Adjusted EBITDA, returned to net income profitability, and realized meaningful debt reduction. These results were driven by continued growth in First Day®, improved comparable store performance, disciplined expense management, and strong sales contributions from new store partnerships secured through recent business wins.”
Mr. Shar continued, “As we enter fiscal 2027, we believe we are well positioned to build on this momentum. Demand for our BNC First Day® offerings continues to accelerate, with fall 2026 First Day Complete enrollment expected to reach approximately 1.4 million undergraduate and graduate students, up approximately 23% from fall 2025. We are excited about the expansion of new offerings, including Room Service, and are focused on creating long-term value for our institutional partners, students, employees, and shareholders. Our recent initiation of a quarterly dividend reflects our strong confidence in the business.”
Outlook
Barnes & Noble Education is reiterating the fiscal 2027 outlook provided on June 24, 2026. The Company expects continued growth in revenues and is focused on driving operating leverage with disciplined expense management. The Company is targeting Adjusted EBITDA in the range of $85 millon to $92 million and anticipates further significant improvements in net income profitability. The Company also sees opportunities to drive better capital efficiency, which should contribute to additional reductions in debt and interest expense. The Company anticipates approximately $20 million in capital expenditures and should be a normal cash taxpayer in fiscal 2027.
Earnings Calls
Beginning with the second quarter of fiscal 2027, the Company will host earnings conference calls following its second quarter and full-year earnings releases. Given the highly seasonal nature of the Company's business, these periods provide the most meaningful opportunity to discuss operating performance, financial results and business trends. Further details, including the exact date and time, will be announced in advance of each call. In the meantime, the Company will continue to report quarterly financial results in accordance with applicable SEC reporting requirements and be available for investor questions following the release of quarterly results.

Use of Non-GAAP Financial Information—Adjusted EBITDA
To supplement the Company’s condensed consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses the financial measure of Adjusted EBITDA, which is a non-GAAP financial measure under Securities and Exchange Commission (the “SEC”) regulations. We define Adjusted EBITDA as net income (loss) plus (1) depreciation and amortization; (2) interest expense, net (3) income taxes, and (4) as adjusted for non-cash or non-recurring items, and other adjustments permitted under our credit agreement.
Adjusted EBITDA has been reconciled to the most comparable financial measure presented in accordance with GAAP, consolidated net income (loss). All of the items included in the reconciliation are either (i) non-cash items or (ii) items that management does not consider in assessing our on-going operating performance.
Adjusted EBITDA is not intended as a substitute for and should not be considered superior to measures of financial performance prepared in accordance with GAAP. In addition, the Company’s use of Adjusted EBITDA may be different from similarly named measures used by other companies, limiting its usefulness for comparison purposes.
We review Adjusted EBITDA as an internal measure to evaluate our performance at a consolidated level to manage our operations. We believe that this measure is a useful performance measure which is used by us to facilitate a comparison of our on-going operating performance on a consistent basis from period-to-period. We believe that Adjusted EBITDA provides for a more complete understanding of factors and trends affecting our business than measures under GAAP can provide alone, as it excludes certain items that management believes do not reflect the ordinary performance of our operations in a particular period. Our Board of Directors and management also use Adjusted EBITDA at a consolidated level as one of the primary methods for planning and forecasting expected performance, for evaluating on a quarterly and annual basis actual results against such expectations, and as a measure for performance incentive plans. We believe that the inclusion of Adjusted EBITDA results provides investors useful and important information regarding our operating results, in a manner that is consistent with management’s evaluation of business performance.
The Company urges investors to carefully review the GAAP financial information included as part of the Company’s Form 10-K for the fiscal year-ended May 2, 2026. We do not provide a reconciliation of forward-looking non-GAAP financial metrics, because reconciling information is not available without an unreasonable effort, such as attempting to make assumptions that cannot reasonably be made on a forward-looking basis to determine the corresponding GAAP metric.

ABOUT BARNES & NOBLE EDUCATION, INC.
Barnes & Noble Education, Inc. (NYSE: BNED) is a leading solutions provider for the education industry, driving affordability, access and achievement at hundreds of academic institutions nationwide and ensuring millions of students are equipped for success in the classroom and beyond. Through its family of brands, BNED offers campus retail services and academic solutions, wholesale capabilities and more. BNED is a company serving all who work to elevate their lives through education, supporting students, faculty and institutions as they make tomorrow a better and smarter world. For more information, visit www.bned.com.

Media & Investor Contact:
Rob Fink and Greg McKinley
FNK IR
BNED@fnkir.com
646-809-4048

Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and information relating to us and our business that are based on the beliefs of our management as well as assumptions made by and information currently available to our management. When used in this communication, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “may,” “should,” “will,” “forecasts,” “projections,” “continue to,” “committed to,” and similar expressions, as they relate to us or our management, identify forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements, and such statements include but are not limited to those related to continued acceleration in demand for our BNC First Day® offerings, expected enrollment in our First Day Complete program in Fall 2026, continued expansion of our new offerings, future opportunities to accelerate profitable growth, generate strong cash flow and creation of long-term value, our positioning, strategic and operational objectives, broader market trends, expected trends in financial results, including those related to seasonality, as well as forward-looking continued top line and net income growth, , continued expense discipline and improved capital efficiency, Adjusted EBITDA, debt levels, interest costs, capital expenditures and long-term projected growth in Adjusted EBITDA. We caution you not to place undue reliance on these forward-looking statements. Such statements reflect our current views with respect to future events, the outcome of which is subject to certain risks, including, but not limited to: the amount of our indebtedness and ability to comply with covenants contained in our credit agreement; our ability to maintain adequate liquidity levels to support ongoing inventory purchases and related vendor payments in a timely manner; slower than anticipated pace of adoption of our BNC First Day® equitable and inclusive access course material models; our dependency on strategic service provider relationships and the potential for adverse operational and financial changes to these strategic service provider relationships; non-renewal of our managed bookstore, physical and/or online store contracts; general competitive conditions; a decline in college enrollment or decreased funding available for students; technological changes, including the adoption of artificial intelligence technologies for educational content; disruptions to our information technology systems, infrastructure, data, supplier systems, and customer ordering and payment systems due to computer malware, viruses, hacking and phishing attacks; disruption of or interference with third party service providers and our own proprietary technology; and changes in applicable domestic and international laws, rules or regulations or changes in enforcement practices, including, without limitation, U.S. tax reform, changes in tax rates, tariffs, import and export control laws and regulations, changes to consumer data privacy rights legislation, as well as related guidance. Moreover, we operate in a very competitive and rapidly changing environment and new risks may emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In addition, the declaration of any future dividends will be subject to further review and approval by the Board in accordance with applicable law. The Board reserves the right to adjust or withdraw any quarterly dividend in future periods as it reviews our capital allocation strategy from time-to-time and ensures compliance with any applicable restrictions, including those set forth in our credit agreement with our lenders.
For a more detailed discussion of these factors, and other factors that could cause actual results to vary materially, interested parties should review the risk factors listed in the Company’s Annual Report on Form 10-K for the year ended May 2, 2026. Any forward-looking statements made by us in this press release speak only as of the date of this press release, and we do not intend to update these forward-looking statements after the date of this press release, except as required by law.